Exhibit 99.1

151 S. El Camino Dr.
Beverly Hills, CA 90212
www.kennedywilson.com

NEWS RELEASE

KENNEDY WILSON ANNOUNCES COMPLETION OF TAKE-PRIVATE TRANSACTION WITH FAIRFAX

BEVERLY HILLS, Calif. (June 16, 2026) – Kennedy-Wilson Holdings, Inc. (“Kennedy Wilson” or the “Company”), a global real estate investment company, today announced the successful closing of the previously announced all-cash acquisition of Kennedy Wilson by Fairfax Financial Holdings Limited (TSX: FFH and FFH.U) (“Fairfax”), William McMorrow, Chairman and CEO of Kennedy Wilson, and certain other senior executives of Kennedy Wilson (collectively with Mr. McMorrow, the “KW Management Group”) pursuant to the terms of the Agreement and Plan of Merger, dated as of February 16, 2026 (as amended, the “Merger Agreement”).

The transaction was approved by Kennedy Wilson stockholders in a special meeting held on Wednesday, June 10. Under the terms of the Merger Agreement, holders of Kennedy Wilson common stock outside of the new ownership group will receive $10.90 per share in cash. The KW Management Group maintains effective and operational control of Kennedy Wilson and its subsidiaries, and Fairfax now has a majority of the economic interest in the Company.

With the completion of the transaction, the Company’s common stock has ceased trading on the New York Stock Exchange.

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About Kennedy Wilson

Kennedy Wilson (NYSE: KW) is a leading real estate investment company with $36 billion of assets under management in high growth markets across the United States, the UK and Ireland. Drawing on decades of experience, its relationship-oriented team excels at identifying opportunities and building value through market cycles, closing more than $60 billion in total transactions across the property spectrum over the past 17 years. Kennedy Wilson owns, operates, and builds real estate within its high-quality, core real estate portfolio and through its investment management platform, where the company targets opportunistic equity and debt investments alongside partners. For further information, please visit www.kennedywilson.com.

Special Note Regarding Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements are estimates that reflect our management’s current expectations, are based on our current estimates, expectations, forecasts, projections and assumptions that may prove to be inaccurate and involve known and unknown risks. Accordingly, our actual results, performance or achievement, or industry results, may differ materially and adversely from the results, performance or achievement, or industry results, expressed or implied by these forward-looking statements, including for reasons that are beyond our control.  Some of the forward-looking statements may be identified by words like “believes”, “expects”, “anticipates”, “estimates”, “plans”, “intends”, “projects”, “indicates”, “could”, “may” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. We assume no duty to update the forward-looking statements, except as may be required by law.

Contact:

Investors
Daven Bhavsar, CFA
Head of Investor Relations
(310) 887-3431
dbhavsar@kennedywilson.com

Media
Emily Heidt
Managing Director, Communications
+1 (310) 887-3499
eheidt@kennedywilson.com